Exhibit 99.1

Monogram Technologies Reports Third Quarter 2024 Financial Results

Closed an Upsized and Oversubscribed $13 Million Public Offering to Fund Near-term Commercialization Milestones

Management to Host Business Update Conference Call on Tuesday, November 19, 2024 at 4:30 p.m. Eastern Time

AUSTIN, TX – November 14, 2024 - Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, has reported its financial and operational results for the third quarter ended September 30, 2024.

Third Quarter 2024 and Subsequent Operational Highlights

•	Closed an upsized and oversubscribed $13 million public offering

•	Submitted a 510(k) premarket filing to the U.S. Food and Drug Administration (FDA) for the Company's semi-active version of the mBôs TKA System and passed the FDA Administrative Review.

•	Received an Additional Information Request ("AIR") from the U.S. Food and Drug Administration ("FDA") regarding its 510(k) premarket filing submission for the Company's mBôs TKA System (the "Application").

•	Secured initial strategic collaboration with Shalby Limited ("Shalby"), a global multi-specialty hospital chain and one of India's leading orthopedic hospital groups, to conduct a multicenter clinical trial to demonstrate the safety and effectiveness of the mBȏs TKA System.

•	Named Orthopedic Joint Replacement Company of the Year 2024 by Medical Tech Outlook.

Management Commentary

"The third quarter was highlighted by an upsized and oversubscribed $13 million public offering and continued progress toward clearance for the semi-active version of the mBôs™ TKA System with the FDA,” said Ben Sexson, Chief Executive Officer of Monogram. “Funds from the offering are expected to provide the cash runway to meet near-term commercialization milestones and resources to support key initiatives, including clinical trials and further development of our technology.

“We are also working to obtain FDA clearance for our 510(k) submission. The Application was submitted on July 19, 2024, and passed the initial FDA Administrative Review. On September 30, 2024, we received an Additional Information Request ("AIR") from the FDA regarding the submission, placing the application on hold pending a complete response to the AIR within 180 days. According to the 2nd Quarter FY2023 MDUFA V Performance Report, the FDA requested AIR on the first FDA review cycle for approximately 68% of 510(k) applications submitted in FY2022, and given our submission was over 28,000 pages, the AIR aligned with our expectations.

“On October 16, 2024, we held a teleconference with the agency to address clarification questions, which we found constructive. We believe this response provides more transparency for our path forward. The FDA recommended an issue-specific submission (q submission) to discuss our planned approach for responding to the AIR. We anticipate holding the issue-specific meeting with the FDA by December 2024. If the FDA accepts the current planned approach, we believe we could address the AIR within the allotted period; however, this timeline could change based on the outcome of the December issue-specific meeting wherein the FDA may comment on the planned approach.

“As we work to respond to the AIR, we have submitted an application to run an Outside the United States (“OUS”) clinical trial on the fully autonomous version of the system in collaboration with Shalby Limited, a global multi-specialty hospital chain and one of India's leading orthopedic hospital groups. This would prepare the groundwork for the international launch of the mBȏs TKA System. Under the collaboration, Shalby will enroll patients at various sites in India for surgeons to evaluate the safety and effectiveness of the mBȏs TKA System with the Consensus CKS implant, which is substantially equivalent to the Monogram mPress implants for regulatory purposes.

“During the quarter, we continued to hold cadaveric system demos, receiving surgeon and market interest for our hands-free, fully active system. With this support, we continue to believe in our thesis for orthopedic robotics and the value proposition of our proposed active robotic system and are confident such a system could be a game-changing advancement for the industry. Validating this thesis, we were recently named ‘Orthopedic Joint Replacement Company of the Year 2024’ by Medical Tech Outlook from an expert panel of C-level executives, industry thought leaders, and the editorial board.

“Looking ahead, we are highly focused on the response to the AIR and trying to obtain FDA clearance of our 510(k) submission as quickly and economically as possible. We are working with regulators, our Contract Research Organization (CRO) and the team at Shalby to obtain clearance and plan logistics for our anticipated multicenter clinical trial. We are also exploring further domestic and international relationships as we move toward commercialization. We look forward to additional updates in the weeks and months to come as we execute on our upcoming milestones," concluded Sexson.

Upcoming Milestones

•	Issue-specific meeting with the FDA by December 2024.

•	Obtain regulatory clearance to conduct clinical trials in India with strategic partner Shalby Hospitals.

•	Conduct OUS live-patient surgery trials and submit clinical trial data to FDA, with clinical trials expected to include 92 total knee replacement procedures with a 3-month clinical follow-up.

•	Seek to obtain clearance for the mBôs™ TKA System.

•	Continue exploring domestic relationships.

•	Continue expanding international relationships (the Company will be exhibiting at Arab Health in January 2025).

Third Quarter 2024 Financial Results

Research and development expenses for the third quarter ended September 30, 2024, were $2.2 million, compared to $2.7 million in the prior-year quarter. The R&D decrease was primarily a result of the Company finalizing the validation phase of the verification and validation phase of its robot prototype with the submission of the application for 510 (k) FDA clearance.

Marketing and advertising expenses for the third quarter ended September 30, 2024, were $1.8 million, compared to $32,220 in the prior-year quarter. The increase in marketing and advertising expenses was driven by the marketing campaign to support the Series D preferred Stock Offering which commenced in July 2024 and closed on October 2, 2024.

General & administrative expenses for the third quarter ended September 30, 2024, were $1.1 million compared to $1.1 million in the prior-year quarter.

Net loss of $5.0 million for the third quarter ended September 30, 2024, as compared to a net loss of $1.0 million for the prior-year quarter. The increased loss variance was driven primarily by the increase in marketing expenses in the third quarter ended September 30, 2024 noted above combined with a noncash gain in the third quarter ended September 30, 2023, related to the change in fair market value of a warrant liability that is no longer outstanding.

Cash and cash equivalents totaled $16.6 million as of September 30, 2024, compared to $13.6 million as of December 31, 2023. The company continues to marshal its resources with a focus on commercializing the mBôs™ TKA System as capital efficiently as possible.

Third Quarter 2024 Business Update Conference Call

Monogram Chief Executive Officer Ben Sexson and Chief Financial Officer Noel Knape will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Tuesday, November 19, 2024
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Toll-free dial-in number:	1-877-407-9208
International dial-in number:	1-201-493-6784
Conference ID:	13749601

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1693340&tp_key=7ecb89475b and via the investor relations section of the Company's website here.

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit www.monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. For example, the Company's statement regarding the Company's proposed use of net proceeds is a forward-looking statement. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company's other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
MGRM@mzgroup.us

MONOGRAM ORTHOPAEDICS INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,565,142	$13,589,028
Account receivable	—	364,999
Prepaid expenses and other current assets	2,065,863	664,262
Total current assets	18,631,005	14,618,289
Equipment, net of accumulated depreciation	829,216	945,020
Intangible assets, net	391,250	548,750
Operating lease right-of-use assets	370,795	466,949
Total assets	$20,222,266	$16,579,008
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,536,663	$2,462,268
Accrued liabilities	874,797	227,684
Operating lease liabilities, current	135,757	128,266
Total current liabilities	2,547,217	2,818,218
Operating lease liabilities, non-current	260,904	363,724
Total liabilities	2,808,121	3,181,942
Commitments and contingencies	—	—
Stockholders' equity:
Series D Preferred Stock, par value $0.0001 per share; 6,000,000 shares authorized; 4,614,453 shares issued and outstanding	4,614	—
Common stock, $.001 par value; 90,000,000 shares authorized; 34,312,261 and 31,338,391 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	34,312	31,338
Additional paid-in capital	81,083,405	64,874,392
Accumulated deficit	(63,708,186)	(51,508,664)
Total stockholders' equity	17,414,145	13,397,066
Total liabilities and stockholders' equity	$20,222,266	$16,579,008

MONOGRAM ORTHOPAEDICS INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Product revenue	$—	$—	—	—
Cost of goods sold	—	—	$—	$—
Gross profit	—	—	—	—
Operating expenses:
Research and development	2,214,729	2,664,542	7,047,112	7,577,907
Marketing and advertising	1,838,937	32,220	2,050,347	2,844,748
General and administrative	1,093,456	1,060,270	3,293,344	2,968,644
Total operating expenses	5,147,122	3,757,032	12,390,803	13,391,299
Loss from operations	(5,147,122)	(3,757,032)	(12,390,803)	(13,391,299)
Other income:
Change in fair value of warrant liability	—	2,646,399	—	3,088,533
Interest income and other, net	112,621	114,973	312,142	211,843
Total other income	112,621	2,761,372	312,142	3,300,376
Net loss before taxes	(5,034,501)	(995,660)	(12,078,661)	(10,090,923)
Income taxes	—	—	—	—
Net loss	$(5,034,501)	$(995,660)	$(12,078,661)	$(10,090,923)
Basic and diluted loss per common share	$(0.16)	$(0.03)	$(0.38)	$(0.52)
Weighted-average number of basic and diluted shares outstanding	32,223,656	29,284,949	31,806,252	19,482,606

MONOGRAM ORTHOPAEDICS INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
	September 30,
	2024	2023
Operating activities:
Net loss	$(12,078,661)	$(10,090,923)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	942,528	1,158,499
Other expenses settled with stock issuances	50,000	80,000
Loss from change in fair value of common stock make-whole obligation	35,749	—
Depreciation and amortization	321,114	307,293
Change in fair value of warrant liability	—	(3,088,533)
Changes in non-cash working capital balances:
Account receivable	364,999	—
Other current assets	(168,691)	273,079
Accounts payable	(925,605)	1,121,822
Accrued liabilities	490,504	(197,243)
Operating lease assets and liabilities, net	825	5,622
Cash used in operating activities	(10,967,238)	(10,430,384)
Investing activities:
Purchases of equipment	(47,809)	(40,765)
Cash used in investing activities	(47,809)	(40,765)
Financing activities:
Proceeds from issuances of Common Stock, net of cash costs	4,177,931	15,254,300
ELOC issuance cost	—	(523,362)
Proceeds from issuances of Series C Preferred Stock, net	—	147,042
Proceeds from issuances of Series D Preferred Stock, net	9,813,230	—
Cash provided by financing activities	13,991,161	14,877,980
Increase (decrease) in cash and cash equivalents during the period	2,976,114	4,406,831
Cash and cash equivalents, beginning of the period	13,589,028	10,468,645
Cash and cash equivalents, end of the period	$16,565,142	$14,875,476

Noncash investing and financing activities:
Receivable from stock offerings’ selling agent	$1,378,867	$—
Amortization of deferred issuance costs of Common Stock Purchase Agreement	$145,956	$—
Series D Preferred Stock dividends payable	$120,860	$—
Cashless exercise of warrant	$246	$926,335
Common Stock issued for services related to Common Stock Purchase Agreement	$—	$247,980